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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*

                      LIGAND PHARMACEUTICALS INCORPORATED
--------------------------------------------------------------------------------
                              (Name of Issuer)

                         COMMON STOCK, $.001 PAR VALUE
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                   53220K207
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                October 3, 2002
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)


                                 Page 1 of 5 Pages

CUSIP NO. 53220K207
--------------------------------------------------------------------------------
  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).
        Eli Lilly and Company
        35-0470950
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
               -----------------------------------------------------------------
        (b) [ ]
               -----------------------------------------------------------------
        Not Applicable
--------------------------------------------------------------------------------
  3.    SEC Use Only


--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization

        Indiana
--------------------------------------------------------------------------------

     Number of             5.      Sole Voting Power

      Shares                       2,849,964
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power

     Owned by                      None
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power

     Reporting                     2,849,964
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power

                                   None
--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

        2,849,964
--------------------------------------------------------------------------------
 10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)

        Not Applicable
--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)

        3.99%
--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)

        CO
--------------------------------------------------------------------------------


                               Page 2 of 5 Pages
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Item 1(a).        Name of Issuer:

                  Ligand Pharmaceuticals Incorporated


Item 1(b).        Address of Issuer's Principal
                  Executive Offices:

                  10275 Science Center Drive
                  San Diego, CA 92121


Item 2(a).        Name of Person Filing:

                  Eli Lilly and Company


Item 2(b).        Address of Principal Business
                  Office or, if None, Residence:

                  Lilly Corporate Center
                  Indianapolis, IN  46285


Item 2(c).        Citizenship:

                  Indiana


Item 2(d).        Title of Class of Securities:

                  Common Stock, $.001 Par Value


Item 2(e).        CUSIP Number:

                  53220K207

Item 3.           If this statement is filed pursuant to Rule
                  13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  (a)-(j)          Not applicable

                  If this statement is filed pursuant to Rule 13d-1(c), check this box. [ X ]

Item 4.           Ownership.

                  (a)      Amount Beneficially Owned:

                           2,849,964


                      Page 3 of 5 Pages

                 (b)      Percent of Class:

                          3.99% (based on outstanding shares at
                          October 31, 2002)

                 (c)      Number of shares as to which the person has:

                          Sole voting power               2,849,964

                          Shared voting power             None

                          Sole dispositive power          2,849,964

                          Shared dispositive power        None


Item 5.          Ownership of Five Percent or Less of a Class.  [ X ]


Item 6.          Ownership of More Than Five Percent on Behalf of
                 Another Person.

                 Not applicable


Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

                 Not applicable


Item 8.          Identification and Classification of Members of the
                 Group.

                 Not applicable



                     Page 4 of 5 Pages

Item 9.             Notice of Dissolution of Group.

                    Not applicable

Item 10.            Certifications.

                    By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           ELI LILLY AND COMPANY



                                           By: /s/  Charles E. Golden
                                              ---------------------------------
                                               Charles E. Golden
                                               Executive Vice President and
                                               Chief Financial Officer

Date:  February 13, 2003


                               Page 5 of 5 Pages